Exhibit (d)(3)

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

2005 RoW MASTER EQUITY INCENTIVE PLAN

        Check Point Software Technologies Ltd., an Israeli company, has adopted its 2005 Israel Equity Incentive Plan. Under the 2005 Israel Equity Incentive Plan, the Administrator is entitled to determine the terms and conditions, not inconsistent with the terms of the 2005 Israel Equity Incentive Plan, of any Award under such plan. Therefore, on July 25, 2005, the Board resolved to authorize the Administrator to make Awards, from time to time, to Service Providers who are not residents of Israel or the United States, to whom the Administrator may deem it desirable to make Awards other than under the standard terms of the 2005 Israel Equity Incentive Plan or the Company’s 2005 United States Equity Incentive Plan. In addition, the Administrator may adopt Subsidiary Plans, which Subsidiary Plans may modify or supplement the terms of the Awards in specific countries in order to satisfy the legal, accounting or tax requirements in such countries.

    1.        Purposes of the Plan. The purposes of this 2005 RoW Master Equity Incentive Plan are:

—	to attract and retain the best available personnel for positions of substantial responsibility,

—	to provide additional incentive to Service Providers, and

—	to promote our employees' interest in the success of the Company's business.

        Awards granted under the Plan may be Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents, as determined by the Administrator at the time of grant.

    2.       Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any entity that controls, is controlled by or is under common control with the Company.

    (c)       “Applicable Laws” means the requirements relating to the administration of, or otherwise affecting, equity compensation plans under the Companies Law, other applicable laws of Israel, U.S. federal and state securities laws, any stock exchange or quotation system on which the Shares are listed or quoted, U.S. state corporate laws, and any other country or jurisdiction where Awards are granted under the Plan or a sub-plan or addendum hereto.

    (d)       “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents.

    (e)       “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Awarded Stock” means the Shares subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

    (i)       any individual or entity, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner,” directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

    (ii)       a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets.

(i) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(j) “Companies Law” means the Israeli Companies Law, 5759-1999.

(k) “Company” means Check Point Software Technologies Ltd.

(l) “Consultant” means any person, other than an Employee, engaged by the Company or any Affiliate to render services and who is compensated for such services.

(m) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 13.

(n) “Disability” means total and permanent disability as determined by the Administrator.

    (o)       “Dividend Equivalent” means a credit, payable in cash, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant. The Dividend Equivalent for each Share subject to an Award shall only be paid to a Participant on the vesting date for such Share.

    (p)       “Employee” means any person employed by the Company or any Affiliate of the Company, and includes (i) Officers of the Company or any Affiliate of the Company, and (ii) directors of any Affiliate of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor.

(q) “Fair Market Value” means, as of any date, the value of Shares determined as follows:

    (i)              If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Shares) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

    (ii)              If the Shares are quoted on the Nasdaq System (but not on the Nasdaq National Market thereof) or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Administrator.

(r) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

    (s)       “Officer” means, with respect to Affiliates that are not Israeli companies, a person who is an officer within the meaning of the applicable corporate law of the jurisdiction of incorporation of such Affiliate.

(t) “Option” means an option to purchase Shares granted pursuant to the Plan.

    (u)       “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(v) “Ordinary Shares” shall mean the Ordinary Shares of the Company, NIS 0.01 nominal value.

(w) “Participant” means the holder of an outstanding Award granted under the Plan.

(x) “Performance Share” means a performance share Award granted to a Participant pursuant to Section 11.

(y) “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 12.

(z) “Plan” means this 2005 RoW Master Equity Incentive Plan.

(aa) “Restricted Stock” means Shares granted pursuant to Section 9 of the Plan.

(bb) “Restricted Stock Unit” means an Award granted pursuant to Section 10 of the Plan.

(cc) “Service Provider” means an Employee or Consultant.

(dd) “Share” means one Ordinary Share, as adjusted in accordance with Section 19 of the Plan.

    3.       Shares Subject to the Plan.

    (a)       The maximum aggregate number of Shares which may be issued under the Plan at any time shall be equivalent to (i) the maximum aggregate number of Shares that may be issued at such time under the 2005 Israel Equity Incentive Plan, less (ii) (A) the maximum aggregate number of Shares subject to Awards at such time outstanding or previously exercised under the 2005 Israel Equity Incentive Plan, plus (B) the maximum aggregate number of Shares subject to Awards at such time at such time outstanding or previously exercised under this Plan.

(b) The Shares may be authorized but unissued, or reacquired, Shares.

    (c)       Any Shares subject to Options shall be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock, Performance Shares or Restricted Stock Units with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as two Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan shall be credited with two Shares.

    (d)       If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Restricted Stock Units, is forfeited to or repurchased by the Company at its original purchase price due to such Award failing to vest, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Restricted Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company due to such Awards failing to vest, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than shares, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Any payout of Dividend Equivalents or Performance Units, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Dividend Equivalents or Performance Units shall not increase the number of Shares available for issuance under the Plan.

    4.       Administration of the Plan.

    (a)       Procedure. The Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws. The Plan may be administered by different Committees with respect to different groups of Service Providers.

    (b)       Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Shares, in accordance with Section 2(q) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv) to determine the number of Shares or equivalent units to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

    (vi)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

    (viii)       to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans or Plan addendums, established for the purpose of qualifying for preferred tax treatment;

    (ix)       to modify or amend each Award (subject to Section 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

    (xi)       to allow Participants to satisfy withholding tax obligations by electing to have the Company and/or its Affiliates withhold taxes in accordance with the Applicable Laws. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine whether Dividend Equivalents will be granted in connection with another Award;

(xiii) to determine the terms and restrictions applicable to Awards;

    (xiv)       to determine the price per each Share to be issued under the Awards (excluding the Option exercise price to be set in accordance with Section 8(b) below). Shares to be issued under grants of Restricted Stock, RSUs, Performance Shares and Performance Units may be issued upon payment of their nominal value; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

    5.       Eligibility. Awards may be granted to Service Providers.

    6.       No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Affiliates, nor shall they interfere in any way with the Participant’s right or the Company’s or Affiliate’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

    7.       Term of Plan. The Plan shall continue in effect for so long as the 2005 Israel Equity Incentive Plan is in effect.

    8.       Options.

    (a)       Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no more than seven (7) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

    (b)       Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant.

    (c)       Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied. In any event, no Option granted hereunder shall vest until at least six months following the Option grant date.

    (d)       Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of a Section 102 Award, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

    (iii)       other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

    (iv)       delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company or Affiliate of the sale proceeds required to pay the exercise price;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

    (e)       Exercise of Option; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

        An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 19 of the Plan.

        Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

    9.       Restricted Stock.

    (a)       Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock; provided, however that no Restricted Stock Award shall vest until at least one year following the grant date.

    (b)       Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

    (c)       Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.

    10.       Restricted Stock Units.

    (a)       Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued service but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock Units. Restricted Stock Units shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

    (b)       Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, Affiliate-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion; provided, however that no Restricted Unit Award shall vest until at least one year following the grant date.

    (c)       Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

    (d)       Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator shall pay earned Restricted Stock Units in Shares.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

    11.       Performance Shares.

    (a)       Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

    (b)       Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator; provided, however that no Performance Share Award shall vest until at least one year following the grant date. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

    (c)       Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

    12.       Performance Units.

    (a)       Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share. No right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units. The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

    (c)       Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

    (d)       Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

    13.       Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

    14.       Termination of Relationships, Death or Disability.

    (a)       Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, then (i) in the case of an Award that is an Option, the Participant may exercise any Options within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), and (ii) in the case of any Award other than an Option, the Participant shall be entitled to the benefit conferred by such Award during such period of time as is specified in the Award Agreement to the extent that the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award, if any, as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, an Option shall remain exercisable, and the Participant shall be entitled to the benefit conferred by an Award other than an Option, for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option, or receive the benefit conferred by an Award other than an Option, within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

    (b)       Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, then (i) in the case of an Award that is an Option, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), and (ii) in the case of any Award other than an Option, the Participant shall be entitled to the benefit conferred by such Award during such period of time as is specified in the Award Agreement to the extent that the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award, if any, as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, an Option shall remain exercisable, and the Participant shall be entitled to the benefit conferred by an Award other than an Option, for twelve (12) months following the Participant’s termination due to Disability. If, on the date of termination, the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option, or receive the benefit conferred by an Award other than an Option, within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

    (c)       Death of Participant. If a Participant dies while a Service Provider, then (i) in the case of an Award that is an Option, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator, and (ii) in the case of any Award other than an Option, the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator, shall be entitled to the benefit conferred by such Award during such period of time as is specified in the Award Agreement to the extent that the Award is vested on the date of death (but in no event later than the expiration of the term of such Award, if any, as set forth in the Award Agreement). If no such beneficiary has been designated by the Participant, then such Option may be exercised by, or the benefit conferred by such Award shall be provided to, the personal representative of the Participant’s estate or by the person(s) to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable, or the benefit conferred by such Award shall be provided, for twelve (12) months following Participant’s death. If the Option is not so exercised or the benefit conferred by such Award is not provided within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

    15.       Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

    16.       Part-Time Service. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in the event an Employee transitions to a work schedule under which they are customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

    17.       Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, it may only be transferable for no consideration to transferees permitted pursuant to a Form S-8 Registration Statement (such as family members or pursuant to a settlement of marital property rights) and such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

    18.       Special Tax Treatment. The Company may designate any Award as subject to special treatment or restrictions in accordance with any applicable legal, accounting or tax requirements.

    19.       Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

    (a)       Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Ordinary Shares covered by each outstanding Award, the number of shares of Ordinary Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted (including the automatic annual replenishment of three million Shares) or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Ordinary Shares covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an Award.

    (b)       Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control.

    (i)       Options. In the event of a Change of Control, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Administrator, in its sole discretion, may provide that either (i) all Options shall terminate immediately prior to the consummation of the Change of Control, or (ii) Participants shall fully vest in and have the right to exercise their Options as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the Change of Control, the option confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Change of Control is not solely stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Awarded Stock subject to the Option, to be solely stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change of Control.

    (ii)       Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award (and any related Dividend Equivalent), shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a parent or Affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit award, the Administrator, in its sole discretion, may provide either that (i) such Awards shall terminate immediately prior to the consummation of the Change of Control, or (ii) Participants shall fully vest in the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Change of Control is not solely stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change of Control.

    20.       Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

    21.       Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

    (b)       Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with the Applicable Laws and in such a manner and to such a degree as is required by the Applicable Laws.

    (c)       Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company or its Affiliate.

    22.       Conditions Upon Issuance of Shares.

    (a)       Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    (b)       Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

    (c)       Tax Consequences. Any and all tax consequences arising from the grant or exercise, or otherwise relating to, an Award or from the payment for Shares covered thereby or from any other event or act under the Plan (whether of the Participant or of the Company or of a Affiliate) shall be borne solely by the Participant. The Company or its Affiliates shall withhold taxes according to the requirements under the Applicable Laws, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and its Affiliates, if applicable, and hold them harmless from and against any and all liability for any tax, or interest or penalty thereon, including liabilities relating to the necessity to withhold, or to have withheld, any tax from any payment made to the Participant.

    23.       Liability of Company.

    (a)       Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    (b)       Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Awarded Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 21(b) of the Plan.

    24.       Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.